EXHIBIT 5.22

First Mining Gold Corp.

Suite 2070 – 1188 West Georgia Street

Vancouver, B.C.   V6E 4A2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “Technical Report on the Mineral Resource Estimate Update for the Hope Brook Gold Project, Newfoundland and Labrador, Canada” with an effective date of January 17, 2023 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. •).

Sincerely,

/s/ Ben Eggers
Ben Eggers, MAIG, P.Geo.

Dated the 21st day of December, 2023.